Alltrista Corporation comments on earnings outlook

INDIANAPOLIS, Ind., October 10, 2000--Alltrista Corporation (NYSE: ALC), a leader in home food preservation and plastic and zinc-based industrial products, today announced that it expects operating earnings per diluted share, before unusual items, to be 65 to 70 percent lower than the 1999 comparable $2.86 per diluted share, which was a record level. Unusual items that will be reflected in 2000 include charges for the settlement of litigation, exiting the Central European home canning test market, the consolidation of plastics facilities as well as the favorable impact resulting from the reversal of previously expensed long-term performance-based compensation.

     Thomas B. Clark, chairman, president and chief executive officer of Alltrista Corporation, said, "The continued downturn in the heavy-truck and manufactured housing markets, competitive pricing pressures and softness in healthcare and consumer products markets have adversely affected results in our plastics segment. In the metal products segment, demand for home canning products has returned to more normal levels in 2000 after an exceptional year in 1999 affected by the Y2K phenomenon. The margins on foreign sales of zinc products have been negatively affected by the strength of the U.S. dollar."

         Mr. Clark concluded, "We expect these market factors to continue through the remainder of the year. Management has implemented aggressive cost reduction programs and sales initiatives to counter the impact on future operating results. In September, we announced the consolidation of certain thermoforming facilities. We have also instituted a workforce reduction and have realigned the organizational structure in the plastics segment. The pre-tax earnings impact of these initiatives to the corporation is anticipated to be approximately $10 million on an annual basis, all of which is expected to be realized in 2001."

     Alltrista Corporation is scheduled to announce actual results for its third quarter ended October 1, 2000 on October 25. Senior management will conduct a conference call that day for interested parties, which will be Web cast on the corporation's Web site by StreetEvents.

     Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 1999, and its Form 10-Q for the three months ended July 2, 2000.

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